Exhibit 1.1

Pivotal Showcases Healthcare Insurance Products at the Gartner Healthcare IT Summit

Pivotal and Microsoft to present “The Paper Shuffle: What is it Really Costing You?”

FOR IMMEDIATE RELEASE

Vancouver, BC — November 09, 2004 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises today announced that it will be showcasing the Pivotal Healthcare Insurance product suite at the Gartner Healthcare IT Summit in Baltimore, Maryland November 14 through 17.

Attendees will also learn how available technologies can help payers reduce paper-intensive processes and streamline sales, underwriting and enrollment processes during a joint Pivotal-Microsoft presentation titled “The Paper Shuffle: What is it Really Costing You?” Healthcare experts David Self, General Manager of Healthcare Solutions at Pivotal and Dr. Dennis Schmuland MD FAAFP, Global Industry Manager for Health Plans at Microsoft Corp. will explore how automating manual processes can enhance productivity, reduce costs and grow revenue and membership. Self has more than 15 years of experience working with healthcare payers and the technologies specific to the industry. Dr. Schmuland is responsible for driving Microsoft’s thought leadership and strategy for the health insurance industry.

The Pivotal Healthcare Insurance suite enables payer organizations to minimize paper-based processes and streamline six key business areas including: lead management, new business quoting, renewal processing, rating/underwriting, online enrollment and back office integration. Using the system, healthcare insurance companies are in a much better position to consolidate member information, improve broker loyalty, reduce enrollment administration costs and manage renewals for profitability.

To learn more, please visit www.pivotal.com/healthcare or visit Pivotal at booth 31 during the conference.

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has around 2,000 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Leslie Castellani
Pivotal Corporation
Tel: 604/699-8151
Email: lcastellani@pivotal.com

© 2004 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.